Exhibit 99.1

AMENDMENT NUMBER TWELVE TO THE
LOWE’S 401(k) PLAN
This Amendment Number Twelve to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”) is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and the eligible employees of its wholly-owned subsidiaries, which have adopted and participate in the Plan; and
WHEREAS, the Company desires to amend the Plan to modify the hardship in-service withdrawal provisions and to incorporate legislative changes made by the SECURE Act of 2019;
NOW, THEREFORE, the Company does hereby declare that the Plan be, and hereby is, amended as follows:
1.Section 4(g) is amended effective as of January 1, 2019 to read as follows:
(g) Limitations on Contributions. Contributions will not be made for a Plan Year in amounts which cannot be allocated to a Participant’s Accounts by reason of the allocation limitation described in Section 6(b) (and, for this purpose, the Committee may adjust the amount that a Participant elects to have withheld from time to time in order to ensure that such limit is not exceeded) or in amounts which are not deductible under Section 404(a) of the Code. A Participant who receives a hardship withdrawal under Section 10(a) prior to January 1, 2019 will not have any Salary Deferral Contributions, Catch-Up Contributions or Company Match Contributions made on his behalf for a period of six months following the withdrawal, as provided in Section 10(a), and during such period, any amount that the Participant previously elected to have withheld pursuant to Section 4(a) shall be paid to him as Compensation. A Participant’s eligibility for having Salary Deferral Contributions, Catch-Up Contributions and Company Match Contributions made on his behalf shall not be suspended on account of the Participant’s receipt of a hardship distribution under Section 10(a) on or after January 1, 2019.

2.Clause (2) of the third paragraph one of Section 10(a) is amended effective as of January 1, 2019 to read as follows:
(2)the Participant has obtained all distributions (other than hardship distributions) and the Participant must withdraw the entire balance of his ESOP Account (as permitted under Section 10(c)) prior to withdrawing any Salary Deferral Contributions; and

3.Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Committee has caused this Amendment Number Twelve to be executed by a duly authorized member on December 16, 2021.

LOWE’S COMPANIES, INC.

By:	/s/ David R. Green

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